Exhibit 10.37

January 30, 2026

Ron Farkas

12040 Misty Rise Ct

Clarksville, MD 21029

Re: Addendum to Employment Agreement

Dear Ron:

I am writing to confirm our mutual agreement to modify your Employment Agreement, dated April 25, 2025 (the “Employment Agreement”) as follows:

1.

Position and Duties. Effective February 1, 2026, your job title will change to Senior Advisor. Your employment shall be reduced to a 40 percent part-time schedule, with hours of work to be mutually agreed to between us.

2.

Compensation. Your annual base salary will be reduced to the rate of $199,680, paid in accordance with the Company’s payroll practices as in effect from time to time, and subject to applicable withholdings or other required statutory deductions. You will not be eligible for an annual incentive bonus or to participate in the employee benefit plans, policies or arrangements maintained by the Company for its full-time employees, other than statutorily-required benefits.

3.	Employment At Will. Your employment will be at-will, which means that either you or the Company can end the employment relationship at any time for any reason, with or without notice.

4.

Other Terms and Conditions of Employment. All other terms and conditions of your Employment Agreement shall remain the same. For the avoidance of doubt, in the event that the Company terminates your employment without Cause or you resign for Good Reason, your Base Salary for purposes of calculating your salary continuation payments under the Employment Agreement will be calculated at the annual rate of $499,200 (i.e., the rate of your Base Salary if you had remained a full-time employee).

Sincerely yours,

/s/ Ted Harding
Ted Harding
Chief Human Resources Officer

ACCEPTED AND AGREED:

/s/ Ron Farkas
Ron Farkas

39 JFK Street, 4th Floor, Cambridge, MA 02138